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DUSA PHARMACEUTICALS, INC.
For Immediate Release


                     DUSA PHARMACEUTICALS ADOPTS SHAREHOLDER
                                   RIGHTS PLAN

TORONTO, ONTARIO, SEPTEMBER 29, 1997 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS:
DUSA) announced today that the Board of Directors adopted a Shareholder Rights Plan at a Special Meeting of the Board of Directors on Friday, September 26, 1997. The Plan provides for the distribution of one right as a dividend for each outstanding share of common stock of the Company to holders of record as of October 24, 1997. Each Right entitles shareholders to purchase one unit at a Purchase Price of $50.00. Each unit consists of one-tenth of a share of common stock of the Company and a note equal to nine-tenths of a share of common stock based on the fair market price of the Company's common stock on the date of exercise. The Rights may be exercised only if a person or group either acquires or announces a tender offer to acquire 15% or more of the Company's outstanding common stock, or if a person or group is declared an Adverse Person, as such term is defined in the Plan. The Rights may be redeemed by the Company at a redemption price of one-tenth of a cent per right until 10 days following the date a person acquires 15 percent or more of the Company, or until such later date as may be determined by the Board.

Under the Plan, if a person or group acquires 15% or more of said common stock, all holders of Rights (other than the acquiring shareholder) may, upon payment of the Purchase Price then in effect, purchase shares of DUSA common stock having a value of twice the Purchase Price. In the event that the Company is involved in a merger or other similar transaction where it is not the surviving corporation, all holders of Rights (other than the acquiring shareholder) shall be entitled, upon payment of the then in effect Purchase Price, to purchase common stock of the surviving corporation having a value of twice the Purchase Price. The Rights will expire on September 26, 2007, unless previously redeemed.

Also, the Board adopted certain amendments to the Company's Certificate of Incorporation and By-Laws consistent with the goals of the Plan. These amendments will be submitted to the shareholders of the Company for approval at the next Annual Meeting of Shareholders in


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June 1998.

Dr. Shulman stated, "While the Board is not aware of any takeover activity involving DUSA, we believe the new Shareholder Rights Plan is appropriate given the current takeover environment. The plan is designed to protect the long-term interests of all stockholders of DUSA Pharmaceuticals, Inc."

DUSA Pharmaceuticals, Inc. is a development stage pharmaceutical company engaged in the development of light-activated Levulan Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical indications. DUSA is a world leader in topically or locally applied PDT and PD. The Company is incorporated in New Jersey, with executive offices in Toronto, Ontario, and R&D administration in Tarrytown, New York.

Except for historical information, this news release contains certain forward-looking statements that involve risk and uncertainties, which may cause actual results to differ materially from the statements made. Such factors include, but are not limited to, changing market conditions, the progress of clinical trials and the results obtained, the impact of competitive products and pricing, the timely development and availability of light devices/technology, the reliance on third-party regulatory consultants, the FDA approval process, market acceptance of the Company's products, and other risks detailed from time to time in the Company's United States Securities and Exchange Commission (SEC) filings.

For further information contact:

DUSA Pharmaceuticals, Inc. - D. Geoffrey Shulman, MD, President & CEO
Tel: 416.363.5059  Fax: 416.363.6602
Sunrise Financial Group - Derek Caldwell, Executive Vice President
Tel: 212.421.1616 Fax 212.421.5944